Exhibit 3.103
NOTARIAL INSTRUMENT 24,398
BOOK 527
At Mexico City, Federal District, on January 30, 2007.
I, Jose Luis Villavicencio Castañeda, Notary Public 218 of the Federal District, hereby record the incorporation of the company named “EVERGREEN PACKAGING MEXICO”, SOCIEDAD DE RESPONSABILIDAD LIMITADA DE CAPITAL VARIABLE, granted by Messrs. Gerardo Francisco Saavedra Silva and Ivan Ruiz Moreno, according to the clauses set forth in the following:
BY-LAWS
TITLE FIRST
ORGANIZATION
FIRST. This is a limited liability, variable capital company, subject to the provisions of this charter and by-laws and, for everything not provided herein, to the General Law of Commercial Companies.
TITLE SECOND
NAME, DOMICILE, DURATION AND PURPOSE
SECOND. The company’s name is Evergreen Packaging México, which name shall always be followed by the words Sociedad de Responsabilidad Limitada de Capital Variable or their abbreviation S. de R.L. de C.V.
THIRD. The domicile of the company is Mexico City, Federal District, but the company may open and establish agencies or branches anywhere in Mexico or abroad, without this being understood as a change of domicile.
FOURTH. The duration of the company shall be ninety-nine (99) years from the date of its incorporation act.
FIFTH. The purpose of the company is:
a) To render all kinds of services, on its own behalf or on behalf of third parties, within Mexico and abroad, including but not limited to advisory and consulting services, whether of administrative, operating, managing, industrial, commercial, supervising, training, technical or maintenance nature, provision of personnel assistance and support, the provision of any kind of human resources to perform all type of special and general works in any field of economic activity, and the preparation of any kind of studies, analysis and reports.
b) To engage, directly or indirectly, in commerce and industry in general, including, but not limited to, the manufacture, production, lease, assembly, purchase, sale, import, export, use and distribution of all types of materials and products, on its own behalf or on behalf of third parties, within Mexico and abroad.
c) To acquire as owner or by lease or otherwise, use, possess, manage, exploit and dispose of, in any manner, all kinds of chattels or realty, as well as chattels real (derechos reales) necessary to carry out the purposes of the company.
d) To acquire interests or participations in other companies, corporations or associations, at the time of organization thereof or afterwards.
e) To obtain patents; register trademarks and trade names; acquire, use, exploit or dispose of, in any manner, all types of industrial and intellectual property rights; as well as to receive or grant licenses or authorizations for the use and exploitation of all types of industrial property rights and copyrights.
f) To receive or grant credits or loans, secured or unsecured, with or without a personal or real guarantee; to make, draw, issue, accept, endorse, certify or otherwise subscribe, including as guarantor (aval), of all classes of negotiable instruments permitted by law; discount negotiable instruments and invoices, and in general to enter into and carry out all kind of credit operations permitted by law.
g) To act as representative, intermediary (broker), commission agent, or otherwise, of any Mexican or foreign individual or legal entity, within Mexico or abroad.
h) To enter into and/or carry out, in Mexico or abroad, on its own behalf or for third parties, all kinds of principal or accessory, civil, commercial and any other kind of acts (including of domain), contracts or agreements permitted by law, and in addition, whether as guarantor, surety (aval) or otherwise, including as joint and several obligor, to guaranty obligations and debts of third parties.

TITLE THIRD
CAPITAL AND PARTICIPATIONS
SIXTH. The capital of the company is variable, with a minimum of $3,000.00 (three thousand Mexican pesos). The variable capital of the company shall be unlimited.
SEVENTH. The equity capital shall be divided into a number of equity participations equal to the number of partners who contribute to the capital, except as provided for in Article 68 of the General Law of Commercial Companies. All the equity participations shall have a value of at least $1.00 (one peso) or a multiple thereof.
EIGHTH. With the exception of those equity participations which are preferred or equity participations with special rights or limited voting rights that may be issued, all the equity participations shall confer the same rights and obligations. Subject to the aforesaid, the partners of the company shall be entitled to one vote for each $1.00 (one Mexican peso) they have contributed to the equity capital of the company.
NINTH. Partners may not transfer their equity participations, either totally or partially, unless all other partners consent unanimously to the transfer, which consent may be given or withheld within the sole discretion of each partner. Likewise, for admission of new partners the consent of all the partners shall be necessary.
TITLE FOURTH
CAPITAL INCREASES AND REDUCTIONS
TENTH. All increases or reductions in the company’s capital shall be subject to the following provisions:
a) The increases and reductions of the capital of the company shall be made by means of a partners’ resolution.
b) Any capital reduction shall be carried out in a proportional manner among all the partners unless otherwise decided by the partners, and subject to the withdrawal right set forth in the General Law of Commercial Companies.
c) The amortization of equity participations out of distributable profits is permitted pursuant to article 71 of the General Law of Commercial Companies.

d) In the event of an increase in the company’s capital, each partner shall have a pre-emptive right to subscribe the portion of the capital which corresponds to the proportion he has in the company’s capital prior to the increase, unless otherwise resolved by the partners. In the event that any partner does not exercise all or part of his pre-emptive right within the 30 days immediately following the date on which that capital increase is offered to the partners for their subscription and payment, then each partner who had exercised that right may subscribe, within an additional term of 15 days, a portion of the capital offered which was not subscribed and paid in previously, in the same proportion which his equity interest bore to the total equity capital owned prior to the increase by the partners who subscribed the capital increase.
TITLE FIFTH
EQUITY PARTICIPATIONS AND PARTNERS REGISTER
ELEVENTH. The equity participations may be represented by registered documents which shall not be negotiable certificates.
TWELFTH. The company shall keep a partners’ register book which shall set forth the name and address of each partner and the equity participation or participations which that partner owns, including the mention of whether those equity participations are partially or totally paid in, all transfers of equity participations and the dates and amounts relative to those participations which have been withdrawn and amortized. This register shall be kept by the secretary of the company or the person designated by the partners. Any transfer of equity participations shall only be effective regarding third parties as of the date on which that transfer is entered in the register of partners.
TITLE SIXTH
ALIEN PARTNERS
THIRTEENTH. The company is Mexican. Any alien who, at the time of organization or at any later time, may acquire a participation in the company shall be considered a Mexican national by virtue of such acquisition and with reference thereto, as well as regarding the assets, rights, concessions, participations or interest of which this company may become the owner, or the rights and obligations which derive from the contracts the company may be a party with Mexican authority and, therefore, such alien agrees not to invoke the protection of his government under penalty, in case of breach of this agreement, of forfeiting in favor of the Mexican nation his equity participations.

TITLE SEVENTH
RESOLUTIONS OF PARTNERS
FOURTEENTH. The meeting of partners is the supreme body of the company and its resolutions shall be binding for all the partners, even for absent or dissenting partners.
FIFTEENTH. The meetings of partners shall be subject to the following provisions:
a) Unless provided in some other manner in this instrument, a meeting of partners may be called at any time it is requested by the Sole Manager or the chairman of the Board of Managers, or the secretary of the company, or by the partners owning in the aggregate more than one third of the capital of the company.
b) Written notice for these meetings shall be sent to all the partners, at least ten (10) days in advance of the date for the meeting, by e-mail, telegram or facsimile, confirmed by courier service or registered mail, air mail if the partner resides abroad, postage prepaid, to the last address he has registered with the Secretary of the company. The notice shall contain the time, date, place and agenda for the meeting. Any meeting of partners may be held without prior notice and any meeting recessed for any reason may be reconvened without prior notice if all the partners entitled to vote at such meeting are present or represented at the moment of voting.
c) The meetings of partners shall be held at least once each year, within the first four months following the close of each fiscal year of the company.
d) Any partner may be represented at any meeting of partners by any person he may designate in writing.
e) Except in the event of a judicial order to the contrary, only those individuals or legal entities whose names appear recorded in the register of partners shall be recognized as owners of equity participations of the company for the purposes of attending any meeting of partners, and that recording in the register of partners shall be sufficient for the admission of that person to the meeting.
f) Unless it is otherwise provided in this charter or in the General Law of Commercial Companies, for a quorum to exist at any meeting of partners held at first or subsequent notice, the owners of at least fifty-one percent (51%) of the equity capital must be present at the meeting either personally or by proxy.

g) Subject to paragraph h) of this clause, to validly approve and adopt any resolutions, including those related to the amendment of the company’s bylaws, at any meeting of partners held on first or subsequent call, the affirmative vote of the partners representing at least fifty-one percent (51%) of the equity capital of the company shall be required.
h) The unanimous affirmative vote of all the partners shall be required to (i) authorize the transfer of all or a part of an equity interest of a partner, (ii) admit a new partner to the company, (iii) change the company’s purpose, or (iv) change any rules that result in an increase to the partners’ obligations.
i) The secretary shall prepare the minutes of each of the meetings of partners held, which shall be transcribed into the corresponding Minute Book and shall be signed by at least the chairman and the secretary of the meeting. Likewise, the secretary shall prepare a file to contain: (i) a copy of the notice for the meeting, if any; (ii) the proxies which may be presented or an extract thereof, certified by the recount clerk or clerks; (iii) The reports, opinions and other documents submitted to the meeting; and (iv) a copy of the minutes of the meeting.
SIXTEENTH. The partners may validly adopt any resolutions without the need of holding a meeting, provided such resolutions are set forth in writing and signed by them, directly or by proxy. Such written resolutions may be signed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. In the event a written resolution has not been executed by a partner of the company, that situation shall be deemed as a vote against the proposed resolution. To validly adopt resolutions out of a meeting of partners as provided in this clause, the same voting requirements shall be required as set forth in paragraphs (g) and (h) of the preceding clause. Resolutions adopted out of a meeting may be transcribed into the corresponding minute book, certified by the secretary of the company or the special delegate appointed in such resolutions.
In any event, the provisions of the second paragraph of Article 82 of the General Law of Commercial Companies shall be observed.
SEVENTEENTH. Upon the adoption of a resolution by the meeting of partners, or by the partners out of a meeting, the partner holding a majority interest in the capital of the company shall have the right to empower a special delegate to carry-out, perform and execute the adopted resolution.

TITLE EIGHTH
MANAGEMENT
EIGHTEENTH. The administration of the company shall be entrusted to either a Sole Manager or a Board of Managers comprised of at least two (2) Managers, as resolved by the partners. In the case of a Board of Managers, the partners of the company may also appoint one or more alternates to substitute for the same at a meeting when the regular Board member is absent or in the case of the death, removal, resignation, legal incapacity or any other permanent impediment to the proper discharge of the functions of said regular manager. An alternate Board member may substitute indistinctly for any of the regular Board members, but may not act simultaneously as a substitute for more than one regular Board member. The Managers may be partners or third parties. When an officer of a partner is elected Manager, that individual will not be deemed a third party for purposes of Article 38 of the General Law of Commercial Companies.
NINETEENTH. The Managers shall be appointed for indefinite periods of time, but may be removed from their positions at any time by resolution of the partners, it being understood that the Managers and their alternates shall continue in their positions until their successors have been elected and taken office.
The Managers shall not receive any remuneration whatsoever for their services as such, unless the partners specifically resolve to remunerate them.
TWENTIETH. In the event of having a Board of Managers, its members may meet at any place designated in the notice of the meeting, either in the Mexican United States or abroad. The Managers may meet as frequently as any of them considers it necessary or desirable or at the request of the Secretary of the Company. The written notice for these meetings shall be sent to all the Managers, at least ten (10) days in advance of the date for the meeting, by courier service or registered mail, postage prepaid, air mail if the destinee resides abroad, telegram, facsimile or other electronic means, to the last address he has registered with the Secretary of the company. The notice shall contain the time, date, place and agenda for the meeting.
A quorum shall exist at any meeting of the Board of Managers when a majority of all Managers or their alternates is present. Any meeting of the Board of Managers may be validly held without prior notice if all Managers are present thereat.
The Managers may validly adopt any resolutions without the need of holding a meeting, provided such resolutions are set forth in writing and signed by them. Such written resolutions may be signed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. In the event a written resolution has not been executed by a Manager of the company, that situation shall be deemed as a vote against the proposed resolution.

All resolutions of the Board of Managers shall require the affirmative vote of at least a majority of all the Managers. The Chairman of the Board shall have a tie-breaking vote.
The minutes of all the meetings of the Board of Managers shall be prepared and transcribed into the corresponding minute book, signed at least by the Chairman and the Secretary of the meeting. Resolutions adopted out of a meeting may be transcribed into the corresponding minute book, certified by the secretary of the company or the special delegate appointed in such resolutions.
TWENTY-FIRST. The Sole Manager or the Board of Managers, as the case may be, shall have the broadest legal authority to manage and direct the affairs of the company, to carry out the purpose of the company, to enter into all agreements and to carry out all acts and operations that by law or by this charter and by-laws are not expressly reserved to the resolution of the partners, to represent the company before any persons and authorities, with the broadest authority for lawsuits and collections, acts of administration, acts of domain and for granting and subscription of negotiable instruments, with no limitations, in terms of Article 10 of the General Law of Commercial Companies, the first three paragraphs of Article 2554 and Articles 2574, 2582, 2587 and 2593 of the Federal Civil Code and the corresponding articles of the Civil Codes of the States and the Federal District, and Article 9 of the General Law of Negotiable Instruments and Credit Operations, with those powers which, according to law, must be expressly set forth, and the express powers to administer labor relations, whether individual or collective, conciliate, enter into agreements, appear at trial and at conciliation hearings before Labor Courts, whether federal or local, to appear before all labor, social services or social security authorities listed in Article 523 of the Federal Labor Law, to carry out all proceedings and to take all the steps necessary for the solution of matters relating to the company, in terms of Articles 11, 692, 786, 787, 876, 878, 880, 884 and any other aplicable provisions of the Federal Labor Law; including, but without any limitation whatsoever, the following: (i) to file and withdraw criminal complaints, submit accusations, assist the Attorney General and grant pardons; (ii) to file and desist from “amparo” proceedings; (iii) to grant and revoke general and/or special powers of attorney of any kind whatsoever; (iv) to delegate any of its powers to one or more persons, managers, officers, attorneys-in-fact or committees as convenient; (v) to withdraw from litigation; (vi) to make settlements; (vii) to submit to arbitration; (viii) To answer and make interrogatories; (ix) to assign assets; (x) To make challenges; and (xi) To make and receive payments.
No member of the Board of Managers may, individually or separately, exercise any of the foregoing powers except as expressly resolved by the Board of Managers or the partners. In the event a Sole Manager be appointed, limitations to the above mentioned powers may be established by resolution of the partners adopted at the time of his appointment or afterwards.

TWENTY-SECOND. In the event of having a Board of Managers, the partners or the Board of Managers shall appoint its chairman from among the Board members.
The partners or the Board of Managers or the Sole Manager, as the case may be, shall also appoint the Secretary of the company and his alternate or assistant, and one or more officers, who may or may not be Managers or partners, and who shall have the powers expressly conferred upon them.
The partners, at their discretion, may remove from his position any person appointed under this clause. Likewise, the Sole Manager or the Board of Managers may remove from his position any person it has appointed.
TITLE NINTH
FINANCIAL INFORMATION AND LIMITED RESPONSIBILITY
TWENTY-THIRD. The management of the company shall prepare the financial statements at the end of each fiscal year, which shall contain all the data necessary to verify the financial condition of the company as of the date of closing of the fiscal year then ended. The financial statements shall be concluded within the three (3) months immediately following the close of each fiscal year and shall be placed, together with the supporting documents, at the disposal of the partners and the examiners, if applicable, within the following five (5) days.
TWENTY-FOURTH. After setting aside the amounts necessary for payment of taxes, distribution of profit-sharing, creation or increase of the legal reserve fund until it reaches at least one fifth of the capital, the profits that the company obtains annually, pursuant to the approved financial statements, shall be applied to the purposes resolved by the partners.
TWENTY-FIFTH. The founding partners do not reserve any special participation whatsoever in the profits of the company.
TWENTY-SIXTH. The liability of each partner shall be limited to the total value of the equity participations of which each partner is the subscriber, and each partner shall be responsible for any unpaid portion of the total value of those equity participations.
TITLE TENTH
DISSOLUTION AND LIQUIDATION

TWENTY-SEVENTH. The company shall be dissolved in the cases listed in Article 229 of the General Law of Commercial Companies, but pursuant to Article 232 of said Law.
TWENTY-EIGHTH. Liquidation of the company shall be subject to the provisions of Chapter XI of the General Law of Commercial Companies, and shall be carried out by one or more liquidators designated by the partners.
During the liquidation of the company, the liquidators shall have the powers and obligations set forth in Article 242 of the General Law of Commercial Companies, unless the partners resolve otherwise.
TRANSITORY CLAUSES
FIRST. The company is incorporated with a minimum fixed capital of $3,000.00 Mexican pesos, totally subscribed and paid-in in cash as follows:

Partner	Equity Participations	Amount
Ivan Ruiz Moreno	1	$10.00
Gerardo Francisco Saavedra Silva	1	$2,990.00

Total:	2	$3,000.00
The minimum fixed capital of $3,000.00 Mexican pesos is represented by 2 equity quotas.
The variable capital is unlimited.
SECOND. The capital referred to in the preceding clause is totally paid-in by the partners in cash, and the appearing parties state it is kept in the company.
THIRD. Company’s fiscal years shall be of 12 months, except for the first fiscal year which shall be irregular, beginning on the execution date of this instrument and ending on December 31, 2007.
FOURTH. The founding partners of this company adopt the following resolutions:
I. Management of the company shall be vested in a Board of Managers, with all faculties set forth in Clause Twenty-First of the company’s By-laws, integrated by the following individuals:

— Ricardo Felipe Alvergue — Chairman
— Thomas James Degnan — Secretary
II. Mr. Gerardo Francisco Saavedra-Silva is designated Assistant Secretary without being a Board member.
III. A general power of attorney is hereby granted to each of Messrs. Ricardo Felipe Alvergue, Thomas James Degnan, Helen Dorothy Golding, Gerardo Francisco Maria Saavedra-Silva and Ivan Ruiz-Moreno, to be exercised individually, jointly or severally by any of them, with all faculties set forth in Clause Twenty-First of the company’s By-laws.
IV. A general power of attorney is hereby granted to each of Mrs. Esperanza Reynoso-Lopez and Mrs. Maria Patricia Islas-Flores, to be exercised individually, jointly or severally by any of them, to appear before any governmental entity, whether centralized or decentralized, and whether federal, state or municipal, to apply for and obtain any permits, licenses, auhtorizations, registrations and rulings that the company requires, being authorized to prepare, sign and file the documents required for such purposes; to prepare, sign and file any kind of administrative notices and tax returns, as well as to apply for and obtain devolution of taxes. Each of the attorneys-in-fact shall also be empowered, jointly and severally, to open and cancel any kind of deposit accounts in the Mexican United States, at the banks or financial institutions of their choice, to dispose by any means of the deposits in such accounts (including, without limitation, by checks, withdrawals, wire transfers, etc.), and to designate the persons authorized to draw against such accounts and, if required, the signatures required for the validity of the checks and draws. In the exercise of the above faculties the attorneys-in-fact shall have the broadest authority for lawsuits and collections and acts of administration under the first two paragraphs of Article 2554 of the Federal Civil Code and the corresponding articles of the Civil Codes of the States and the Federal District, Article 19 of the Federal Tax Code and Article 19 of the Federal Law of Administrative Procedure and their correlative codes, laws and regulations in the States and the Federal District, and for subscription of negotiable instruments in terms of Article 9 of the General Law of Negotiable Instruments and Credit Operations.
PERMIT
For the incorporation of the company, it was applied for and obtained from the Ministry of Foreign Affairs, permit number 3700290, dated January 24, 2007, file 20073700256, folio 070124371010, which I add to the appendix hereto under letter A.

The appearing parties state to the undersigned Notary that they will carry out the necessary procedures to register the company hereby incorporated with the Federal Taxpayers Registry, since the electronic registration system for notaries is not functional to this date.
For purposes of the second and eighth paragraphs of Article 27 of the Federal Tax Code, the appearing parties show me their corresponding registration certificates at the Federal Taxpayers Registry, a copy of which I add to the appendix hereto under letters B and C.
I warned the appearing parties that, as regards the granting of powers of attorney and the appointment of managers in favor of foreigners, the necessary authorizations for the performance of their faculties and positions in Mexico must be obtained from the corresponding authorities.
I, the Notary Public, certify that: I.- I fully identified myself as Notary Public before the appearing parties, whom I personally know and that according to my judgment they have the legal capacity to perform this act; II.- That they state that all the recitals and statements they made in this instrument, are made under oath, once that I warned them about the penalties imposed to those who make false statements before a Notary Public; III.- They stated: Gerardo Francisco Saavedra Silva, Mexican, born in Mexico, Federal District, on June 24, 1961, married, lawyer, domiciled at Bosque de Ciruelos 186, Bosques de las Lomas, Miguel Hidalgo, Federal District; and Ivan Ruiz Moreno, Mexican, born in Mexico, Federal District, on January 11, 1972, married, lawyer, with same domicile as the person named before; IV.- That referred to and inserted herein conforms to the original documents which I have seen; V.- That I read this instrument in its entirety to the appearing parties, and explained to them its value, content, legal consequences and scope; and VI.- Being aware of the instrument’s content, and having informed them about their right to read it personally, they stated their full understanding and agreement with this instrument by signing it on the same date hereof, act on which I definitively authorize it.
Signatures of Messrs. Gerardo Francisco Saavedra Silva and Ivan Ruiz Moreno.
Signature of the Notary Public, Jose Luis Villavicencio Castañeda. (Authorizing Seal)
ARTICLE 2,554 OF THE CIVIL CODE FOR THE FEDERAL DISTRICT.
“In all general powers of attorney for lawsuits and collections, it shall be sufficient to state that they are granted with all general and special powers that require a special clause pursuant to law, to be understood that they are granted without limitations.
In general powers of attorney to administer properties, it shall be sufficient to state that they are granted with that capacity so that the attorney-in-fact has all kind of administrative faculties.

In general powers of attorney to exercise acts of domain, it shall be sufficient to state they are granted with that capacity so that the attorney-in-fact has all owner’s faculties, both as regards the properties and to carry out all acts to defend them.
When the authority of the attorneys-in-fact is to be limited, in any of the three preceding paragraphs, the limitations shall be set forth or the powers shall be special.
All notaries shall transcribe this Article on the certified copies of notarial instruments which contain powers of attorney”.
This is the second certified copy, second in order, that I issue for EVERGREEN PACKAGING MEXICO, SOCIEDAD DE RESPONSABILIDAD LIMITADA DE CAPITAL VARIABLE, as interested party, in these reviewed and corrected twelve pages.
Mexico, Federal District, January 30, 2007